Exhibit 99.2
News Release

FOR IMMEDIATE RELEASE	CONTACT:	Tom Pearson
Kathy Lawton
(617) 621-2345

ARIAD ANNOUNCES FILING OF LAWSUIT AGAINST ELI LILLY ALLEGING
INFRINGEMENT OF PIONEERING NF-kB TREATMENT-METHOD PATENT

Lawsuit addresses Lilly's osteoporosis drug, Evista®, and
septic shock drug, Xigris®

Cambridge, MA, June 25, 2002 -- ARIAD Pharmaceuticals, Inc. (Nasdaq: ARIA) announced that ARIAD, Massachusetts Institute of Technology, the Whitehead Institute for Biomedical Research, and the President and Fellows of Harvard College today filed a patent infringement lawsuit against Eli Lilly and Co. ("Lilly"), alleging infringement of their newly issued U.S. patent covering methods of treating human disease by regulating NF-kB cell signaling activity. The lawsuit, filed in the United States District Court for the District of Massachusetts in Boston, alleges infringement by Lilly through its sale of Evista® and Xigris® and seeks monetary damages from Lilly.

Evista, Lilly's selective estrogen receptor modulator known as raloxifene hydrochloride, is indicated for the treatment and prevention of osteoporosis in postmenopausal women. In a published World Intellectual Property Organization patent application, Lilly scientists disclose that Evista inhibits NF-kB activity (No. WO 96/40137). Xigris, Lilly's version of recombinant human activated protein C, is indicated for the reduction of mortality in adult patients with severe sepsis who have a high risk of death. Lilly scientists published papers highlighting the molecular basis for the efficacy of Xigris in septic shock and have demonstrated that Xigris inhibits NF-kB activity (Joyce DE, et al, J. Biol. Chem. 276: 11199-11203, 2001; Joyce DE, Grinnell BW, Crit. Care Med. 30:S288-S293, 2002). Industry analysts have projected that both drugs eventually may exceed $1 billion in annual sales.

"Lilly has ignored our prior efforts to initiate discussions concerning a license to our family of NF-kB patents, even as Lilly scientists were publishing scientific proof that the use of Evista and Xigris are covered NF-kB treatment methods. Consequently, we were left with no option other than initiating this litigation. ARIAD will be managing the litigation on behalf of the plaintiffs and has engaged a seasoned litigation team from Clifford, Chance, Rogers & Wells in New York to handle our case," said Harvey J. Berger, M.D., chairman and chief executive officer of ARIAD.

Dr. Berger added, "As the exclusive licensee of this pioneering technology, we are committed to creating value for the distinguished team of inventors and their institutions. Our share of any proceeds from Lilly will be used to support the development of ARIAD's innovative treatments for cancer and other life-threatening diseases."

"Lilly has been at the forefront of the industry in advocating strong patent protection for pharmaceutical products and treatment methods and in lobbying Congress for legislation to strengthen patent law. Lilly has filed hundreds of patent applications on treatment methods similar to our newly issued patent on NF-kB. Like Lilly, we believe that such patents are one of the cornerstones of pharmaceutical R&D and that they represent a recognized way of rewarding innovation," commented Dr. Berger.

The newly issued patent is one of a family of patents awarded to the distinguished team of inventors led by Dr. David Baltimore, Dr. Phillip Sharp and Dr. Thomas Maniatis. These patents are core holdings in ARIAD's portfolio of intellectual property relating to the development and use of medicines that regulate cell signaling. Further information about the newly issued NF-kB patent is available in a separate press release issued earlier today, which can be accessed at ARIAD's website (http://www.ariad.com/news_releases).

A copy of the newly issued U.S patent, "Nuclear Factors Associated with Transcriptional Regulation" (No. 6,410,516), is available at the website of the U.S. Patent and Trademark Office (http://164.195.100.11/netahtml/srchnum.htm) or at a link from ARIAD's website (http://www.ariad.com/patents). Links to selected NF-kB scientific papers , including the referenced Lilly patent and papers, are also available at ARIAD's website (http://www.ariad.com/related_resources).

ARIAD is engaged in the discovery and development of breakthrough medicines that regulate cell signaling with small molecules. The Company's development pipeline includes: a drug candidate that controls cell proliferation and nutrient uptake by tumors to treat cancer; a bone-targeted drug candidate to treat the complications of cancer that has spread to bone; a regulated protein therapy product candidate to treat anemia in which the production of erythropoietin is controlled in vivo using an orally administered drug; a T cell immunotherapy product candidate in which a non-immunosuppressive drug may be used to treat graft-vs-host disease following donor bone marrow transplantation - a therapy for cancer and other immune and blood diseases; and dual-action drug candidates that block bone resorption and stimulate bone formation to treat osteoporosis. ARIAD also has an exclusive license to pioneering technology and patents related to the discovery, development and use of drugs that regulate NF-kB cell-signaling activity, which has been implicated in many major diseases.

Additional information about ARIAD can be found on the web at http://www.ariad.com.

Some of the matters discussed herein are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are identified by the use of words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Such statements are based on management's current expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such forward-looking statements. These risks include, but are not limited to, risks and uncertainties regarding the Company's ability to conduct preclinical and clinical studies of its product candidates and the results of such studies, regulatory oversight, intellectual property claims, the timing, scope, cost and outcome of legal proceedings, future capital needs, key employees, dependence on the Company's collaborators and manufacturers, markets, economic conditions, products, services, prices, reimbursement rates, competition and other risks detailed in the Company's public filings with the Securities and Exchange Commission, including ARIAD's Annual Report on Form 10-K for the fiscal year ended December 31, 2001. The information contained in this document is believed to be current as of the date of original issue. The Company does not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in the Company's expectations, except as required by law.

###